Exhibit (d)(8)(b)

MAINSTAY VP FUNDS TRUST

AMENDMENT TO SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is made as of the 19th day of February, 2021, between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and T. Rowe Price Associates, Inc. (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to the Subadvisory Agreement, dated February 13, 2012, and any amendments thereto (“Agreement”); and

WHEREAS, the Manager and the Subadvisor hereby wish to amend the Agreement:

NOW, THEREFORE, the parties agree as follows:

(i) The Manager has entered into a Sub-Administration and Sub-Accounting Agreement dated February 19, 2021, with JPMorgan Chase Bank, N.A. (“JPMorgan”) (“Sub-Admin Agreement”), that provides for, among other things, the confidentiality of non-public information obtained by JPMorgan pursuant to its duties under the Sub-Admin Agreement.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:  /s/ Brian J. McGrady     By: /s/ Yie-Hsin Hung

Name: Brian J. McGrady     Name: Yie-Hsin Hung

Title: Director and Associate General Counsel   Title: Chief Executive Officer

T. ROWE PRICE ASSOCIATES, INC.

Attest: /s/ Kate Spencer    By: /s/ Terence Baptiste_______

Name: Kate Spencer      Name: Terence Baptiste

Title: Assistant Vice President     Title: Vice President